Exhibit 99.1

ARCH INSURANCE GROUP (U.S.) NAMES
MARK LYONS
PRESIDENT AND CHIEF OPERATING OFFICER

HAMILTON, BERMUDA, June 7, 2006—Arch Capital Group Ltd. [NASDAQ: ACGL] today announced that Mark Lyons has been promoted to the position of President and Chief Operating Officer of Arch Insurance Group (U.S.), effective immediately. In his new role, Mr. Lyons will assume responsibility for each of the underwriting units of Arch’s U.S.-based insurance operations and will continue to report to Ralph Jones, Chairman and CEO of Arch Worldwide Insurance Group.

Mr. Jones, said, “Mark has been instrumental in the formation of our insurance group and has worked tirelessly to build the foundation that supports our insurance operations during the last four years. His promotion is a well-deserved recognition of his substantial value to our company.”

Constantine (Dinos) Iordanou, President and CEO of Arch Capital Group Ltd., commented, “Our ability to promote from within the Company is an indication of the depth and strength of our management team. We are very pleased that Ralph and Mark will continue to lead our insurance operations into the future.”

Mr. Lyons, age 49, joined Arch Insurance Group in August 2002 as Senior Vice President and Chief Actuary and was promoted in 2003 to the position of Executive Vice President of Group Operations and Chief Actuary. Prior to joining Arch, he served as Executive Vice President of Product Services at Zurich U.S and Vice President and Actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Arch Capital Group Ltd., a Bermuda-based company with approximately $3.05 billion in capital at March 31, 2006, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance. Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements. Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250